UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2011
DOVER CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware (State or other Jurisdiction of Incorporation)	1-4018 (Commission File Number)	53-0257888 (I.R.S. Employer Identification No.)

3005 Highland Parkway, Suite 200 Downers Grove, Illinois (Address of Principal Executive Offices)	60515 (Zip Code)
(630) 541-1540
(Registrant’s telephone number, including area code)
Not Applicable
(Former Name or Former address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
      On February 10, 2011, upon the recommendation of the Compensation Committee (the “Committee”) of the Board of Directors of Dover Corporation (the “Company”), the independent directors of the Board took the following actions with respect to the Company’s Chief Executive Officer. At its meeting on February 9 — 10, 2011, the Committee took the following actions with respect to the Company’s Chief Financial Officer, the other current executive officers of the Company who were named executive officers in the Company’s 2010 proxy statement and other executive officers of the Company who are expected to be named executive officers in the Company’s 2011 proxy statement.
(a)	Annual Bonus Awards
     The Committee and independent directors, as applicable, awarded the following annual cash bonuses for the year 2010.

Officer	2010 Bonus ($)
Robert A. Livingston	2,100,000
Brad M. Cerepak	840,000
Thomas W. Giacomini	860,000
Raymond C. Hoglund	780,000
William W. Spurgeon, Jr.	1,260,000
David R. Van Loan	1,450,000
     The bonuses were awarded under the Company’s annual bonus plan based on the percentage achievement of earnings and personal objectives goals set in the first quarter of 2010.
(b)	Salaries
     Of the executive officers listed above, only Mr. Cerepak, Chief Financial Officer, received a salary increase ($50,000) for 2011 to better align his salary with the Company’s salary bands.

(c)	Long-Term Incentive Compensation
     The Committee approved a payout of $831,344 to Mr. Spurgeon, CEO and President of Dover Fluid Management, under the cash performance program award granted in February 2008 for the three-year performance period of 2008-2010 compared to the base year of 2007. The award had been made under the Company’s long-term incentive compensation plan, the 2005 Equity and Cash Incentive plan (the “2005 Plan”). Under the terms of the Plan, no other executive officer listed above received a payout of his 2008 cash performance award. Payout of the 2008 cash performance awards for the officers listed above were based on the Company’s historical performance matrix that used a combination of the following performance criteria: real (inflation adjusted) growth in earnings (earnings per share for the Company’s CEO and operating earnings for segment heads); and after-tax return on equity (at the corporate level) or return on investment (at the segment level).
     Mr. Cerepak joined the Company in mid-2009 and accordingly did not have a cash performance award for the performance period ending 2010. In recognition of Mr. Cerepak’s contributions to the Company to date and their impact on the Company’s growth, the Committee awarded him a discretionary bonus of $28,684 in addition to the bonus listed above.
     The Committee and independent directors, as applicable, made the following long-term incentive compensation grants under the Company’s 2005 Plan.

	Cash Performance	Stock Appreciation	Performance Shares
Officer	Program Target ($)	Rights (#)	(#)
Robert Livingston	1,000,000	180,207	15,017
Brad Cerepak	300,000	33,038	2,253
Thomas Giacomini	400,000	27,031	2,253
Raymond Hoglund	400,000	27,031	2,253
William Spurgeon	400,000	27,031	2,253
David Van Loan	400,000	27,031	2,253
     The stock appreciation rights (“SSARs”) listed above have a base price of $66.59, the closing price of the Company’s common stock on the date of grant. They become exercisable on February 10, 2014 and have a ten year term. The SSARs will be settled only in Company stock.
     The cash performance awards and performance share awards each have a three-year performance period of 2011-2013 compared to the base year 2010. The payout, if any, of the cash performance award will be based on the internal total shareholder return achieved by the participant’s business unit for the performance period. The payout, if any, of the performance shares will depend on the Company’s total shareholder return (“TSR”) over the performance period relative to the TSR of the companies in the Company’s peer group for the same period.
(d)	Restricted Stock Awards
     The Committee approved two special restricted stock awards. Mr. Cerepak was awarded 40,000 shares of restricted stock that will vest on February 10, 2016. This award is to recognize his contributions to date in the Company’s ongoing improvement initiatives and to retain his services through the five-year vesting period.
     Mr. Van Loan, CEO and President of Dover Electronic Technologies, was awarded 15,200 shares of restricted stock that will vest on February 10, 2012. The Committee awarded these shares of restricted stock to Mr. Van Loan as he nears retirement to retain his expertise as the Company closes on the pending acquisition of, and integrates, Sound Solutions. The award is conditioned on Mr. Van Loan signing a three-year non-compete agreement.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 15, 2011	DOVER CORPORATION
	By:	/s/ Joseph W. Schmidt
		Name:	Joseph W. Schmidt
		Title:	Vice President, General Counsel & Secretary